CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT

Effective: January 1, 2010

Exhibit 10.1-CEO 2010 Incentive Plan

CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT

PURPOSE:  To define the compensation plan for the Chairman, Chief Executive Officer and President.

SCOPE: Perma-Fix Environmental Services, Inc.

POLICY:  The Compensation Plan is designed to retain, motivate and reward the incumbent to support and achieve the business, operating and financial objectives of Perma-Fix Environmental Services, Inc. (the “Company”).

BASE SALARY:  The Base Salary indicated below is paid in equal periodic installments per the regularly scheduled payroll.

PERFORMANCE INCENTIVE COMPENSATION: Performance Incentive Compensation is available based on the Company’s financial results noted in Schedule A.  Effective date of plan is January 1, 2010 and incentive will be for entire year. Performance incentive compensation will be paid on or about 90 days after year-end, or sooner, based on final 10K financial statement.

SEPARATION:  Upon voluntary or involuntary separation from the Company the employee will be paid the base salary due to the last day of employment.  If employment is separated prior to the annual incentive compensation payment period as noted above, no incentive compensation is due to the incumbent.

ACKNOWLEDGEMENT:  Payment of Performance Incentive Compensation of any type will be forfeited, unless the Human Resources Department has received a signed acknowledgement of receipt of the Compensation Plan prior to the applicable payment date.

INTERPRETATIONS:  The Compensation Committee of the Board of Directors retains the right to modify, change or terminate the Compensation Plan at any time and for any reason.  It also reserves the right to determine the final interpretation of any provision contained in the Compensation Plan and it reserves the right to modify or change the Revenue and Net Income Targets as defined herein in the event of the sale or disposition of any of the assets of the Company.  While the plan is intended to represent all situations and circumstances some issues may not easily be addressed.  The Compensation Committee will endeavor to review all standard and non-standard issues related to the Compensation Plan and will provide quick interpretations that are in the best interest of the Company, its shareholders and the incumbent.

Exhibit 10.1-CEO 2010 Incentive Plan

CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT

Base Pay and Performance Incentive Compensation Targets

The compensation for the below named individual as follows:
Annualized Base Pay:	$263,218
Performance Incentive Compensation Target (at 100% of Plan):	$131,609
Total Annual Target Compensation (at 100% of Plan):	$394,827

The Performance Incentive Compensation Target is based on the Schedule A below.

Target Objectives

		Performance Target Thresholds
	Weights	85-100%	101-120%	121-130%	131-140%	141-150%	151-160%	161%+

Revenue	15%	19,741	23,690	25,664	27,638	29,612	31,586	34,547

Net Income	55%	72,385	86,862	94,100	101,339	108,577	115,816	126,674

Health & Safety	15%	19,741	23,690	25,664	27,638	29,612	31,586	34,547

Permit & License Violations	15%	19,741	23,690	25,664	27,638	29,612	31,586	34,547

Unbilled Receivables	* If criteria (Item #5) for reducing unbilled AR are not met bonus will be reduced by 15%

		131,609	157,931	171,092	184,253	197,414	210,574	230,316

1)
Revenue is defined as the total consolidated third party top line revenue as publicly reported in the Company’s financial statements.  The percentage achieved is determined by comparing the actual consolidated revenue to the Board approved budgeted revenue.  The Board reserves the right to modify or change the Revenue Targets as defined herein in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.

2)
Net Income is defined as the total consolidated pre-tax net income applicable to Common Stock as publicly reported in the Company’s financial statements.  The net income will include all subsidiaries, corporate charges, dividends and discounted operations.  The percentage achieved is determined by comparing the actual net income to the Board approved budgeted net income.  The Board reserves the right to make adjustments to net income so as not to penalize the employee for actions in the current year which will contribute to net income in future years and it reserves the right to modify or change the Net Income Targets as defined herein in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.  The Board further reserves the right to adjust net income to reflect charges resulting from the vesting of incentive stock options.

3)
The Health and Safety Incentive target is based upon the actual number of Worker’s Compensation Lost Time Accidents, as provided by the Company’s Worker’s Compensation carrier.  The Corporate Treasurer will submit a report on a quarterly basis documenting and confirming the number of Worker’s Compensation Lost Time Accidents, supported by the AIG Worker’s Compensation Loss Report.  Such claims will be identified on the loss report as “indemnity claims.”  The following number of Worker’s Compensation Lost Time Accidents and corresponding Performance Target Thresholds has been established for the annual Incentive Compensation Plan calculation for 2010.

Exhibit 10.1-CEO 2010 Incentive Plan

Work Comp. Claim Number	Performance Target
7	85% - 100%
6	101% - 120%
5	121% - 130%
4	131% - 140%
3	141% - 150%
2	151% - 160%
1	161% Plus

4)
Permits or License Violations incentive is earned/determined according to the scale set forth below:  An “official notice of non-compliance” is defined as an official communication from a local, state, or federal regulatory authority alleging one or more violations of an otherwise applicable Environmental, Health or Safety requirement or permit provision, which results in a facility’s implementation of corrective action(s).

Permit and License Violations	Performance Target
7	85% - 100%
6	101% - 120%
5	121% - 130%
4	131% - 140%
3	141% - 150%
2	151% - 160%
1	161% Plus

5)
Unbilled trade receivables is the amount of unbilled reported per 10Q or 10K combining both the long term and current portion of unbilled.    Unbilled trade receivable balances older than 12/31/07 should be reduced by $2.5 million from $3,380,000 as of 12/31/09 to $880,000 by 12/31/10.

6)	No performance incentive compensation will be payable for achieving the health and safety and permit and license violation targets unless a minimum of 70% of the net income target is achieved.

Exhibit 10.1-CEO 2010 Incentive Plan

Performance Incentive Compensation Payment

Effective date of plan is January 1, 2010 and incentive will be for entire year. Performance incentive compensation will be paid on or about 90 days after year-end, or sooner, based on final 10K financial statement.

ACKNOWLEDGMENT:

I acknowledge receipt of the aforementioned Chairman, Chief Executive Officer and President 2010 - Compensation Plan.  I have read and understand and accept employment under the terms and conditions set forth therein.

/s/ Dr. Louis Centofanti	3/2/2010
/S/ Dr. Louis Centofanti	Date

/s/ Mark Zwecker	3/2/2010
/S/ Board of Directors	Date

Exhibit 10.1-CEO 2010 Incentive Plan